Exhibit 12

UNITED COMMUNITY BANKS, INC.
RATIO OF EARNINGS TO FIXED CHARGES (Regulation S-K 503 (d))

		09/30/11		09/30/10		12/31/10		12/31/09		12/31/08		12/31/07		12/31/06

EARNINGS
+	Pre-tax income from continuing operations	(236,943)		(403,451)		(432,292)		(319,499)		(101,811)		88,974		107,777
+	Fixed charges	66,956		91,430		116,686		176,574		230,528		277,614		209,871
+	Amortization of capitalized interest	-		-		-		-		-		-		-
-	Capitalized interest	-		-		-		-		-		-		-
-	Preferred Series A dividends (pre-tax equivalent)	(15)		(15)		(20)		(22)		(24)		(28)		(30)
-	Preferred Series B dividends (pre-tax equivalent)	(10,413)		(10,385)		(13,846)		(13,846)		(962)		-		-
+	Preferred Series B accretion (pre-tax equivalent)	(1,582)		(1,492)		(2,004)		(1,890)		(127)		-		-
-	Preferred Series D dividends (pre-tax equivalent)	(1,548)		-		-		-		-		-		-
	Total earnings	(183,545)		(323,913)		(331,476)		(158,683)		127,604		366,560		317,618
	Interest on deposits	39,854		65,084		81,732		141,377		198,301		229,591		169,297
	Total earnings exc. deposit int.	(223,399)		(388,997)		(413,208)		(300,060)		(70,697)		136,969		148,321

FIXED CHARGES
+	Interest expensed	52,820		78,988		100,071		159,734		228,265		276,434		208,815
+	Interest capitalized	-		-		-		-		-		-		-
+	Interest included in rental expense	578		550		745		1,082		1,150		1,152		1,026
+	Preferred Series A dividends (pre-tax equivalent)	15		15		20		22		24		28		30
+	Preferred Series B dividends (pre-tax equivalent)	10,413		10,385		13,846		13,846		962		-		-
+	Preferred Series B accretion (pre-tax equivalent)	1,582		1,492		2,004		1,890		127		-		-
+	Preferred Series D dividends (pre-tax equivalent)	1,548		-		-		-		-		-		-
	Total fixed charges	66,956		91,430		116,686		176,574		230,528		277,614		209,871
	Interest on deposits	39,854		65,084		81,732		141,377		198,301		229,591		169,297
-	Total fixed charges exc. deposit int.	27,102		26,346		34,954		35,197		32,227		48,023		40,574

RATIO OF EARNINGS TO FIXED CHARGES
	Including interest on deposits	(2.74	) x	(3.54	) x	(2.84	) x	(.90	) x	.55	x	1.32	x	1.51	x
	Excluding interest on deposits	(8.24	) x	(14.76	) x	(11.82	) x	(8.53	) x	(2.19	) x	2.85		3.66	x

	DEFICIENCY (503(d) 1(A)) with deposit int	250,501		415,343		448,162		335,257		102,924		-		-
	DEFICIENCY (503(d) 1(A)) without deposit int	250,501		415,343		448,162		335,257		102,924		-		-